Artisan Partners Asset Management Inc. Reports July 2019 Assets Under Management
Milwaukee, WI - August 9, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of July 31, 2019 totaled $114.0 billion. Separate accounts1 accounted for $59.8 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $54.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of July 31, 2019 - ($ Millions)
Growth Team
Global Opportunities	18,111
Global Discovery	720
U.S. Mid-Cap Growth	11,690
U.S. Small-Cap Growth	3,320

Global Equity Team
Global Equity	1,866
Non-U.S. Growth	22,860
Non-U.S. Small-Mid Growth	1,632

U.S. Value Team
Value Equity	2,608
U.S. Mid-Cap Value	4,605

International Value Team
Non-U.S. Value	19,944

Global Value Team
Global Value	18,448

Sustainable Emerging Markets Team
Sustainable Emerging Markets	199

Credit Team
High Income	3,787

Developing World Team
Developing World	2,828

Thematic Team
Thematic	904

Other Assets Under Management[2]	457

Total Firm Assets Under Management ("AUM")	$113,979
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.
Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com